Exhibit 16.2 Letter from Stark Winter Schenkein & Co., LLP pursuant to
Item 304(a)(3) of Regulation S-B

                             STARK • WINTER • SCHENKEIN

February 21, 2003

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: World Health Alternatives, Inc.

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

     (1)  We have read the Company's response to Item 4 of Form 8-K dated
          February 20, 2003; and

     (2)  We agree with the response.

Very Truly Yours,

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP • Certified Public Accountants • Financial Consultants
             7535 East Hampden Ave. • Suite 109 • Denver, CO 80231
Phone: 303.694.6700 • Fax: 303.694.6761 • Toll Free: 888.766.3985 • www.swscpas.com